Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2010 Second Quarter Financial Results
and Provides Business Update
Conference Call Scheduled Today at 5:00 p.m. Eastern Time
Mountain View, California — July 26, 2010 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter ended June 30, 2010 and provided a business update. The net loss for the three and six months ended June 30, 2010, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $12.9 million and $26.3 million, respectively, compared to a net loss of $17.0 million and $23.9 million in the respective comparable periods in 2009. Alexza had consolidated cash, cash equivalents and marketable securities at June 30, 2010 of $41.7 million.
Alexza Business Updates
The following key events occurred since the beginning of the second quarter of 2010:
•	Executed a $15.0 million working capital loan agreement with Hercules Technology Growth Capital

•	Announced the selection of AZ-007 (Staccato zaleplon) for the treatment of insomnia as the next product candidate to move forward into active development

•	Announced the formation of Addicere Therapeutics, Inc., a wholly-owned subsidiary, intended to develop all applications of the Staccato technology for the pharmaceutical uses of nicotine

•	Secured an equity financing facility under which Alexza may sell up to the lesser of $25 million of its common stock or 10,581,724 shares of its common stock to Azimuth Opportunity, Ltd. over a 24-month period, replacing a similar facility that expired

•	Presented AZ-004 clinical and scientific data at two meetings; the 2010 annual meeting of the American Psychiatric Association and the 2010 annual NCDEU meeting (co-sponsored by the National Institute of Mental Health and the American Society of Clinical Psychopharmacology)

•	Joseph L. Turner joined the Alexza Board of Directors and will also serve as Chair of the Board’s Audit and Ethics Committee

“In the second quarter of 2010, we continued on the path toward our planned AZ-004 commercialization,” said Thomas B. King, President and CEO of Alexza. “A majority of our focus and effort through the end of 2010 will be on executing a successful NDA process, finalizing the commercial manufacturing scale-up for AZ-004, supporting our Biovail collaboration and working on international commercial strategies for AZ-004.”
Alexza Financial Results — Periods Ended June 30, 2010 and 2009
Alexza recorded no revenues in the three and six months ended June 30, 2010 or during the three months ended June 30, 2009. In January 2009, Alexza and Endo Pharmaceuticals mutually agreed to terminate their development agreement for AZ-003 (Staccato fentanyl), at which time Alexza had fulfilled its obligations under the development agreement and recognized the remaining $9.5 million of deferred revenues into revenues.
GAAP operating expenses were $12.1 million and $24.7 million in the three and six month periods ended June 30, 2010, respectively, compared to operating expenses of $16.8 million and $33.2 million in the same periods in 2009, respectively. Research and development expenses were $8.3 million and $15.9 million in the three and six-month period ended June 30, 2010, respectively, compared to $12.0 million and $23.0 million in the same periods in 2009, respectively. The decrease in research and development expenses for the periods was primarily due to Alexza’s restructuring announced in January 2009 at which time the Company reduced headcount by approximately 33% and focused its resources on the activities to support the AZ-004 NDA filing.
General and administrative expenses were $3.8 million and $8.9 million in the three and six months ended June 30, 2010, respectively, compared to $4.2 million and $8.1 million for the same periods in 2009, respectively.
In connection with the acquisition of Symphony Allegro, Inc. in August 2009, Alexza is obligated to pay the former Symphony Allegro shareholders certain percentages of cash payments that may be generated from collaboration transactions for AZ-002, AZ-004 or AZ-104. Alexza recorded non-cash charges of $0.4 million and $1.2 million during the three and six months ended June 30, 2010, respectively, solely a result of the passage of three and six months, and resulting in an increase in the present value of the estimated possible future payments under this transaction. Changes in the calculated fair value of this contingent liability are recognized in earnings in the period of the change.
Alexza anticipates that with current cash, cash equivalents and marketable securities along with interest earned thereon, the proceeds from option exercises and purchases of common stock pursuant to its Employee Stock Purchase Plan, it will be able to maintain its currently planned operations through the second quarter of 2011, which time period will extend into 2012 if Alexza achieves the eligible milestones under the Biovail collaboration during the next 12 months. Changing circumstances may cause Alexza to consume capital significantly faster or slower than currently anticipated.
Conference Call Information
The Company will host an investor conference call and live webcast today, Monday, July 26 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. The conference call, live webcast and archived replay are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=P9FW8X69Y. A replay of the call will be available for two weeks following the event.
To access the live conference call via phone, dial 888-713-4216. International callers may access the live call by dialing 617-213-4868. The reference number to enter the call is 72715175.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 91278191.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. (Click here to see an animation of how the Staccato system works.)
AZ-004 (Staccato loxapine) is Alexza’s lead program, which is being developed for the rapid treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, submitted a New Drug Application in December 2009, and has a Prescription Drug User Fee Act (PDUFA) goal date of October 11, 2010. In February 2010, Alexza established a partnership with Biovail Laboratories

International SRL, a subsidiary of Biovail Corporation, to develop and commercialize AZ-004 in the U.S. and Canada. For more information about Alexza, the Staccato technology or the Company’s development programs, please visit www.alexza.com.
Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of July 26, 2010 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of June 30, 2010.
This news release and the anticipated conference call contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.”, “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President and CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	June 30,
	2010	2009
Revenue	$—	$—

Operating expenses:
Research and development	8,290	12,005
General and administrative	3,812	4,205
Restructuring charges	—	625

Total operating expenses	12,102	16,835

Loss from operations	(12,102)	(16,835)

Loss on change in fair value of contingent consideration liability	(449)	—
Interest and other income (expense), net	28	(9)
Interest expense	(370)	(125)

Net loss	(12,893)	(16,969)

Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	—	7,229

Net loss attributable to Alexza common stockholders	$(12,893)	$(9,740)

Net loss per share attributable to Alexza common stockholders	$(0.24)	$(0.29)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	52,798	33,136

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended
	June 30,
	2010	2009
Revenue	$—	$9,514

Operating expenses:
Research and development	15,854	22,970
General and administrative	8,864	8,069
Restructuring charges	—	2,153

Total operating expenses	24,718	33,192

Loss from operations	(24,718)	(23,678)

Loss on change in fair value of contingent consideration liability	(1,171)	—
Interest and other income (expense), net	9	88
Interest expense	(425)	(283)

Net loss	(26,305)	(23,873)

Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	—	12,419

Net loss attributable to Alexza common stockholders	$(26,305)	$(11,454)

Net loss per share attributable to Alexza common stockholders	$(0.50)	$(0.35)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	52,661	33,052

ALEXZA PHARMACEUTICALS, INC.
(a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,	December 31,
	2010	2009(1)
Assets
Cash, cash equivalents and marketable securities	$41,667	$19,916
Other current assets	736	2,210

Total current assets	42,403	22,126

Property and equipment, net	24,366	23,598
Other non-current assets	4,526	450

Total assets	$71,295	$46,174

Liabilities and stockholders’ deficit
Current liabilities	$21,413	$25,956
Non-current liabilities	78,534	27,344
Stockholders’ deficit	(28,652)	(7,126)

Total liabilities and stockholders’ deficit	$71,295	$46,174

(1)	Derived from audited consolidated financial statements at that date.